dreyfus INVESTMENT funds

Certificate of Amendment

The undersigned, Vice President of Dreyfus Investment Funds (the "Trust"), a trust with transferrable shares of the type commonly called a Massachusetts business trust, does hereby certify to the Secretary of State of the Commonwealth of Massachusetts that, pursuant to Section 9.3 of the Trust's Declaration of Trust dated August 13, 1986, as amended and restated October 27, 2011 (the "Declaration of Trust"), and by the affirmative vote of a majority of the Trustees of the Trust at a meeting duly called and held on October 31, 2013, the Declaration of Trust is amended, effective January 31, 2014, to provide that the name of the following series of the Trust, as established by previous Certificate of Designation, is changed as follows:

Old Name	New Name

Dreyfus/The Boston Company Emerging Markets Core Equity Fund	Dreyfus Diversified Emerging Markets Fund

/s/ Jeff Prusnofsky

Jeff Prusnofsky, Vice President

Dated:  January 23, 2014

STATE OF NEW YORK      )

                                                :  ss.:

COUNTY OF NEW YORK  )

On this 23 day of January, 2014, before me personally came Jeff Prusnofsky, to me known, and known to me to be the person described in and who executed the foregoing instrument, and who duly acknowledged to me that he had executed the same.

/s/ _______________________

Notary Public